For Release:  8 a.m. Eastern Time, Tuesday, August 17, 1999

                      QUIZNO'S(R) Posts 2nd Quarter Profit

      DENVER, Colo. - The Quizno's Corporation (Nasdaq: QUIZ) reported a net income applicable to common shareholders of $441,573, or $0.13 per diluted share, in the 2nd Quarter ended June 30, 1999. This eighth straight quarterly profit compares to the same period last year when the Company reported $193,452, or $0.08 per diluted share.

      Total revenue for the quarter was $6.6 million, an increase of 41% over the $4.7 million in the 2nd Quarter of 1998. Continuing fees nearly doubled to $2.8 million over $1.5 million in the same period last year. Revenue from Company stores increased to $2.1 million from $1.5 million in the same quarter last year.

      System wide sales grew to $40.2 million in 2nd Quarter over $23.2 million in 2nd Quarter, 1998. Same store sales, based on 229 stores that have been open since the beginning of 1998, were up 3.4 percent over the same period last year.

      QUIZNO'S, which franchises and owns and operates QUIZNO'S Classic Subs restaurants, opened 68 new restaurants, including 16 in Canada, in the 2nd Quarter, bringing the Company's total restaurants open at the end of June to
568. Another 458 franchises were sold, but not yet in operation, at the end of the quarter.

      A total of 126 new franchises were sold in the 2nd Quarter, including 14 international franchises, bringing in $1.8 million in fees, compared to $1.2 million in new franchise fees for 2nd Quarter of 1998. The 2nd Quarter Area Director and Master Franchise fees were down slightly to $442,444 over the $479,985 collected in the 2nd Quarter 1998. Parts of Central America were included in 2nd Quarter territories sold.

      Certain information in this release are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties that might adversely affect the Company's operating results in the future in a material way or that could cause actual results to differ materially from those set forth in the forward looking statement. Such risks and uncertainties include, without limitation, the effect of national and regional economic and market conditions in the United States and in other countries in which franchises are sold, costs of labor and employee benefits, costs of marketing and of food and non-food items used in the operation of the restaurants, intensity of competition for locations and franchisees, as well as customers, perception of food safety, legal claims, and the availability of financing for the Company and its franchisees. Many of these risks are beyond the control of the Company. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1998.

For More Information Contact:
Sue Hoover, Executive Vice President
The Quizno's Corporation
303-291-0999, Ext. 3374